Exhibit 10.1

14 July 2010

Gregory Kaiser

9109 Royal Gate Drive

Windermere FL 34786

Dear Greg,

We are pleased to present the following offer of employment. This letter will summarize and confirm the details of our offer to you of employment by Lighting Science Group Corporation (the “Company”).

Start Date. Your employment by the Company will commence by no later than 02 August 2010.

Position, Responsibilities & Duties. Your initial job title will be Chief Financial Officer. You will initially report to John Stanley, Chief Operating Officer. Your responsibilities and duties will be as the Chief Operating Officer may specify. You are expected to devote your full time professional efforts to the fulfillment of your responsibilities and duties.

Base Compensation. Your annual salary will be two hundred thousand United States dollars (US$200,000.00), less standard payroll deductions and all required withholdings, and paid in accordance with the Company’s payroll policies.

Stock Options. If the Company elects to convert your interim status to regular status, subject to approval by the Company’s Board of Directors, you will be granted stock options in an amount to be determined. The issuance of the stock options will be subject to standard written Company agreements that will be presented to you in due course.

Performance Bonus. You will be eligible to participate in the Company’s performance bonus plan(s) on a pro-rated basis up to forty percent (40%) of your base salary, based on a combination of Company performance and personal achievements as determined by your manager.

Temporary Housing. If, during the first sixty (60) days of your employment by the Company, you elect to reside in temporary housing close by the Company’s office, the Company will cover the reasonable cost of such temporary housing and pay a per diem for your expenses, in accordance with the Company’s policy.

Relocation. If during the first year of your employment by the Company, you elect to relocate your residence to be close by the Company’s office, the Company will pay or reimburse your reasonable moving costs, in accordance with the Company’s policy.

Benefits. The Company currently offers a suite of benefits for you and your qualified dependents including medical, dental, vision and life insurance options, effective first day of employment. Additionally, you are eligible for paid sick time off and paid holidays. You will initially be eligible to accrue twenty (20) days of paid vacation per year of employment. Additional details regarding benefits will be provided by the Company’s human resources department in due course. Benefits shall cease immediately upon the termination of your employment by the Company except as provided by law or as the Company’s policies may allow.

Required Documentation. To comply with the government-mandated confirmation of employment eligibility, you will be required to complete an I-9 Employment Eligibility Verification form.

At Will Employment. Please understand the Company is an employment-at-will company. This means that you or the Company may terminate your employment at any time, for any reason or for no reason, with or without notice. Accordingly, this letter is not a contract or commitment for continued employment. The Company also reserves the right to amend its benefits, plans or programs at any time.

Severance. If you are terminated for reasons other than cause or change of control during your initial twelve months of employment, you will receive a minimum severance amount equivalent to twelve (12) weeks of base pay. After one year of employment the severance amount will increase to twenty-four (24) weeks. Severance will be conditional upon your first executing (and not revoking) a valid waiver and release of all claims that you may have against Lighting Science Group. Termination for “cause” will eliminate eligibility for severance.

Change Of Control. If your employment by the Company or its successor is terminated by the Company or its successor due to a change of control of the Company during your first twelve months of employment, you will receive a severance payment equal to twenty-four (24) weeks of your base pay. The severance payment will be conditional upon your first executing (and not revoking) a valid waiver and release of all claims that you may have against the Company and/or its successor.

Resignation Notice. In the event you elect to discontinue your employment by the Company, you shall give the Company notice of at least four (4) weeks. During such four (4) week notice period, you shall, at the Company’s discretion, perform no services, minimal services, transition services, or such services as the Company may reasonably require up to and including the duties and responsibilities of your position. The Company may elect to shorten or waive the four (4) week period. During such notice period, your salary and benefits in effect at the time of such notice shall remain in effect. Notwithstanding the foregoing, the Company retains the option of terminating your employment upon such notice or before the end of the notice period. If you elect to discontinue your employment by the Company and even if the Company terminates your employment prior to the end of the notice period, you will not be eligible for a severance payment.

Cause. “Cause” shall mean: any act or omission which constitutes a felony or any crime involving dishonesty, theft, or fraud; any act of dishonesty resulting or intended to result directly or indirectly in gain or personal enrichment to you at the expense of the Company; and/or, the failure to substantially perform the duties and responsibilities of your position.

Additional Terms & Conditions Of Employment. The Company requires its employees to sign and comply with additional terms and conditions of employment concerning confidentiality, assignment of inventions and works of authorship, non-competition, and non-recruitment. The additional terms and conditions of employment will be presented to you for your review, consideration and signature in due course and must be signed by within ten (10) days of receipt by you. All offers of employment are contingent upon the results of our reference and background check process.

If you wish to accept employment under the terms described above, please sign and date a copy of this letter and return the signed and dated copy to me no later than 16 July 2010.

By signing this letter, you acknowledge that this offer letter supersedes any other offer, agreement, or promises made to you by anyone, whether oral or written, specifically concerning the offer of employment by the Company, and with the exception of the determination of the number of options as noted above, this letter comprises the complete agreement between you and the Company concerning the offer of employment by the Company.

If you have any questions regarding this offer, please do not hesitate to contact me or John Stanley.

I look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,	Agreed & Accepted:

/s/ Bruce Krangel	/s/ Gregory Kaiser
Bruce Krangel	Gregory Kaiser
Director, HR
Date: July 16, 2010